EXHIBIT 10.40

                      TERMINATION AND SETTLEMENT AGREEMENT

         AGREEMENT, dated as of July 3, 1996, by and between EDITEK, Inc., a Delaware corporation (the "Company"), and James D. Skinner ("Skinner").

         WHEREAS, the Company and Skinner are parties to an Employment Agreement effective January 30, 1996 (the "Employment Agreement"); and

         WHEREAS, Skinner has agreed to resign from certain positions with the Company, the Company and Skinner have agreed to mutually terminate the Employment Agreement and the Company has agreed to make certain payments to Skinner, all upon the terms and subject to the conditions set forth in this Agreement;

         NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1. The Employment Agreement (except for Sections 12 and 14 thereof, which, it is expressly agreed, shall survive the execution of this Agreement), and Skinner's employment by the Company, is hereby terminated without further liability on the part of either the Company or Skinner except as specifically provided in this Agreement.

2. Concurrently with the execution and delivery of this Agreement the Company and Skinner have executed and delivered to the other a general release in the form of Exhibits A and B hereto, respectively.

3. Skinner hereby resigns, effective immediately, all positions with the Company and each of its subsidiaries and affiliates, including, without limitation, as a Director of the Company and as the President and Chief Executive Officer of the Company.

4. Except as set forth in Paragraph 5, in full and complete satisfaction of all amounts due to Skinner from the Company, including, without limitation, all amounts of salary, bonus, benefits and severance payable under the Employment Agreement, the Company shall make the following payments to Skinner:
(i) $100,000 plus the amount of Skinner's accrued and unpaid vacation through the date hereof upon execution of this Agreement; and (ii) $12,941.18 per month on the first business day of each calendar month commencing with August, 1996 to and including December, 1997. All payment provided for in this Paragraph 4 shall be made to Skinner regardless of his procuring other employment.

5. The Company shall reimburse Skinner for all expenses of the type referred to in Section 4. of the Employment Agreement incurred by Skinner through the date hereof in accordance with the Company's current expense reimbursement policy.

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6.      Skinner hereby elects to purchase the life insurance  policy  referred to in Section 3.3 of the Employment Agreement. This provision shall constitute the notice required to be given to the Company by Skinner pursuant to said
Section 3.3.

7. Skinner shall promptly return to the Company all Company property in his possession, including the cellular telephone.

8. The Company hereby releases Skinner from all liability to the Company under the Promissory Note, dated September 10, 1988 made payable to the Company in the original principal amount of $100,000 and the related Pledge Agreement dated such date. Skinner sells, assigns and transfers to the Company all of his right, title and interest in and to the shares of the Company's stock securing the payment of said Promissory Note referred to in said Pledge Agreement.

9. (a) Skinner agrees that he will not, for a period of 24 months after the date hereof, directly or indirectly, solicit for employment by any person or entity any one or more employees of the Company, or aid or assist any person or entity in so doing or otherwise interfere with the Company's relationships with any one or more of its employees.

     (b) Skinner agrees that he will not, at any time after the date hereof, say, publish or do any thing, the purpose or intent of which is to cause harm or damage to the Company or its business.

         (c) The Company shall not, at any time after the date hereof, take any action to interfere with Skinner's attempts to procure other employment nor will the Company say, publish or do any thing, the purpose or intent of which is to cause harm or damage to Skinner or Skinner's reputation.

         (d) The parties acknowledge that a breach of this Paragraph 9 will cause the other party irreperable harm and, accordingly, such other party shall have the right to seek an injunction or other equitable relief in addition to all other remedies at law or in equity. Each of the parties waives any requirement that the party seeking an injunction or other equitable remedy post a bond or other security.

10. Except for disclosures by the Company required, in its reasonable judgement or upon advice of counsel, by applicable law, rules or regulations, neither the Company or Skinner shall, directly or indirectly, disclose, divulge, communicate or otherwise reveal or allow to be revealed to anyone other than their respective attorneys, accountants or immediate family members, the terms, substance or content of this Agreement or the terms, substance or content of any communications, whether written or oral, concerning the negotiation, execution or implementation of this Agreement.

11. This Agreement may not be amended except by written instrument signed by the party to be charged. This Agreement shall be governed by the laws of North Carolina. This Agreement shall be binding upon the parties hereto and

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their  respective  heirs,  successors  and assigns,  provided  that neither this
Agreement nor any right or obligation hereunder may be assigned by either party without the written consent of the other party, which consent may be withheld for any reason. This Agreement and the Releases referred to herein represent the entire agreement between the parties with respect to the subject matter hereof and all prior discussions and negotiations are superseded hereby. Because all parties were represented by counsel, rules of construction concerning the interpretation of this Agreement against the draftsman shall not apply. This Agreement may be executed in counterparts, each of which shall constitute an original hereof, but together such counterparts shall constitute on agreement.

         IN WITNESS WHEREOF, the parties have executed or caused the execution of this Agreement as of the date first above written.

                                                EDITEK, Inc.

                                                By: ________________
                                                Its: Vice President


                                                --------------------
                                                James D. Skinner